Exhibit 10.1

U.S. Department of Justice

Michael J. Sullivan
United States Attorney
District of Massachusetts

Main Reception: (617) 748-3100	John Joseph Moakley United States Courthouse
1 Courthouse Way
Suite 9200
Boston, Massachusetts 02210

January 26, 2009

Joseph F. Savage, Jr.

Goodwin Procter, LLP

Exchange Place

Boston, MA, 02109

Re: NeuroMetrix, Inc.

Dear Mr. Savage:

This letter sets forth the agreement ( the “Agreement”) between the United States Attorney’s Office for the District of Massachusetts (“USAO”) and your client, NeuroMetrix, Inc. (“NeuroMetrix”):

WHEREAS, NeuroMetrix is a Delaware corporation with a principal place of business in Waltham, Massachusetts, that is in the business of design, development, promotion, sale, and distribution of a medical device known as the NC-stat System to physicians nationwide.  The NC-stat System is a medical device used in physicians’ offices to assist in the diagnosis of neuropathies in peripheral nerves and the spine that can be caused by or associated with carpal tunnel syndrome, leg pain, diabetes, and other clinical disorders.

WHEREAS, the USAO conducted a criminal investigation regarding certain marketing referral programs in which NeuroMetrix engaged, to wit, allegations that from in or about August 2004 through in or about October 2006, NeuroMetrix offered and paid illegal remuneration to physicians in the form of free boxes of disposable biosensors to induce them to recommend purchase of the NC-stat System to their colleagues for the purpose of conducting nerve conduction studies that were reimbursed in whole or in part by the Medicare Program (the “Subject Matter”).  As a result of its investigation, the USAO informed NeuroMetrix that the USAO has determined that there is sufficient basis to seek an indictment of NeuroMetrix for violations of federal criminal law, specifically for violations of the Medicare Anti-Kickback Act, 42 U.S.C. § 1320a-7b(b)(2).

WHEREAS, NeuroMetrix represents the following:

(a)                                  NeuroMetrix does not endorse, ratify, or condone illegal conduct, and has taken steps to prevent such conduct from occurring in the future;

(b)                                 NeuroMetrix discontinued all marketing referral programs, which programs involved several hundred boxes of free biosensors which were only a small fraction of the total number of biosensors purchased by physicians during the relevant time period;

(c)                                  NeuroMetrix commenced a thorough internal investigation under the supervision of a Special Committee of the Board of Directors immediately upon notice of the allegations of improper conduct;

(d)                                 NeuroMetrix cooperated with the USAO in its investigation, which cooperation included making employees available for interviews and testimony without subpoena; responding promptly to requests for documents by producing hundreds of thousands of pages of documents to the USAO, without subpoena and often within a week to ten days of the request; and conducting and providing certain analyses on company computer databases for data requested by the government;

(e)                                  NeuroMetrix instituted a voluntary compliance program under the guidance of outside counsel (“compliance counsel”);

(f)                                    NeuroMetrix reformed relevant business practices based on its internal investigation and review by compliance counsel, including discontinuance of all marketing referral programs.

WHEREAS, NeuroMetrix will enter into a five year corporate compliance agreement with the Inspector General’s Office of the Department of Health and Human Services, which requires NeuroMetrix to undertake various compliance obligations designed to ensure compliance with Federal health care program requirements (“CIA”).  Among other provisions, the CIA includes “Specific Training” obligations that require all remaining employees of NeuroMetrix to receive annual training concerning proper methods for selling, marketing, and promoting medical devices, including without limitation the antikickback laws and regulations.  The HHS-OIG monitors compliance with the CIA obligations and enforces any breaches in accordance with the remedies set forth in the CIA.

WHEREAS, the USAO has determined that an indictment of NeuroMetrix may cause disproportionate harm to innocent individuals including current employees who did not design or implement the marketing referral programs; NeuroMetrix’s shareholders and customers who had no involvement in the criminal conduct under investigation; and patients for whom the NC-stat System provides a point-of-care alternative for nerve conduction studies; and the USAO does not allege that the conduct in which NeuroMetrix engaged adversely affected patient health or care.

NOW, THEREFORE, the USAO and NeuroMetrix agree as follows:

1.                                       This agreement shall be in effect for thirty-six (36) months from the date of its execution.

2.                                       NeuroMetrix admits to and acknowledges that it is responsible for the acts of its employees as set forth in the Information attached hereto as Appendix A, and agrees that the marketing referral programs violated 42 U.S.C. § 320a-7b(b)(2)(B).  NeuroMetrix agrees that the facts in Appendix A are accurate in their entirety and NeuroMetrix agrees not to contradict the facts stated therein.

3.                                       NeuroMetrix agrees that, if it violates any terms of this Agreement, the USAO may file the attached criminal Information in the United States District Court for the District of Massachusetts charging NeuroMetrix with a violation of 42 U.S.C. § 1320a-7b(b)(2).

4.                                       NeuroMetrix will not, through its present or future directors, officers, employees, agents, attorneys, affiliates, parents or subsidiaries, make any public statements, including statements or positions in litigation in which any United States department or agency is a party, contradicting any statement of fact set forth in the Information attached as Appendix A.  Any such contradictory public statement by NeuroMetrix, its present or future directors, officers, employees, agents, attorneys, affiliates, parents or subsidiaries shall constitute a breach of this Agreement, and subject to the provisions in Paragraph 5 below, NeuroMetrix shall be subject to prosecution on the Information attached to this agreement.

5.                                       The decision as to whether any public statement by any such person contradicting a statement contained in Appendix A will be imputed to NeuroMetrix for the purpose of determining whether NeuroMetrix has breached this Agreement shall be at the sole reasonable discretion of the USAO.  Upon the USAO reaching a determination that such a contradictory statement has been made by NeuroMetrix, the USAO shall so notify NeuroMetrix in writing and NeuroMetrix may avoid a breach of this Agreement by publicly repudiating such statement within five (5) days after written notification by the USAO.  This paragraph is not intended to apply to any statement made by any individual in the course of any criminal, regulatory or civil matter initiated by the USAO against such individual, unless such individual is speaking on behalf of NeuroMetrix.  Consistent with NeuroMetrix’s obligation not to make a contradictory public statement, NeuroMetrix may take good faith positions in litigation involving any private party.

6.                                       During the term of this Agreement, NeuroMetrix agrees to continue to cooperate fully with the USAO, and, as directed by the USAO, with any other federal, state or foreign law enforcement or regulatory agency regarding the Subject Matter.  The duty to cooperate includes an affirmative duty of full and truthful disclosure.  NeuroMetrix shall truthfully disclose to the USAO all information respecting the activities of NeuroMetrix and its present and former directors, officers, employees, agents, attorneys, parents, affiliates and subsidiaries relating to Subject Matter about which the USAO may inquire, or which NeuroMetrix reasonably believes is material to the investigation by the USAO.  NeuroMetrix agrees that its cooperation concerning the Subject Matter shall include, but is not limited to, the following:

(a)                                  providing reasonable access to NeuroMetrix’s documents, facilities and directors, officers, employees, agents, affiliates and subsidiaries for matters relating to the investigation of the Subject Matter;

(b)                                 assembling, organizing and producing, or taking reasonable steps to effectuate the production of, on request from the USAO, all documents, records, or other tangible evidence related to the investigation in NeuroMetrix’s possession, custody or control in such reasonable format that the USAO requests;

(c)                                  using its reasonable best efforts to make available its present or former directors, officers, employees, agents, affiliates and subsidiaries to provide information and/or testimony related to the investigation of the Subject Matter as requested, including sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal law enforcement authorities.  Cooperation under this sub-paragraph will include identification of witnesses who, to NeuroMetrix’s knowledge, may have material information regarding the investigation of the Subject Matter.

(d)                                 providing testimony and other information deemed necessary by the USAO or the court to establish the original location, authenticity, or other evidentiary foundation to admit into evidence documents in any criminal case or other proceeding as requested by the USAO; and

(e)                                  maintaining NeuroMetrix as a lawfully organized and adequately capitalized entity for purposes of this Agreement during the time this Agreement is in effect.

Nothing in this paragraph constitutes an agreement that NeuroMetrix will waive the attorney-client privilege or work product protections.  The cooperation provisions of this paragraph shall not apply in the event that the USAO pursues a criminal prosecution against NeuroMetrix.

7.                                       In exchange for the agreement of the USAO set forth in Paragraph 8 below, NeuroMetrix agrees:

(a)                                  to accept responsibility as set forth in Paragraph 2 through 5 above.

(b)                                 to pay one million two hundred thousand dollars ($1,200,000) to the United States Treasury pursuant to electronic fund transfer instructions that will be provided by the USAO.  This payment is a material term of this Agreement.  Failure to make payment within two business days of execution of this Agreement renders the Agreement null and void.

(c)                                  to continue to cooperate with the USAO in its investigation of the matters described herein as more fully set forth in Paragraph 6 above.

8.                                       In light of NeuroMetrix’s remedial actions to date and its willingness to (a) acknowledge responsibility for the behavior of its employees; (b) cooperate with the USAO and other governmental agencies; (c) demonstrate its future good conduct through full compliance with the terms of the CIA; and (d) fully comply with all the obligations undertaken this Agreement, the USAO agrees that it will not prosecute NeuroMetrix on the attached Information or any other matters investigated by the USAO as of the date of this Agreement.

9.                                       For the term of this Agreement, should the USAO in its sole reasonable discretion, determine that NeuroMetrix (a) has knowingly and willfully given false, incomplete or misleading information under this Agreement; (b) engaged in conduct subsequent to the execution of this Agreement that constitutes a federal crime; or (c) has otherwise knowingly breached any provision of this Agreement (these three circumstances, (a), (b) and (c), are collectively referred to herein as “Breach”), NeuroMetrix shall, in the USAO’s sole reasonable discretion, thereafter be subject to prosecution(s) for any federal criminal violations, including, without limitation, the offense charged in the Information.  NeuroMetrix waives any right it may have to proceed by way of Indictment for the offense covered by the attached Information.  NeuroMetrix waives venue and any legal or procedural defects in the attached Information.  NeuroMetrix agrees that the applicable statute of limitations period (or any other legal equitable or constitutional basis for barring prosecution based on the passage of time) for the offense charged in the Information shall be tolled for a period of time equal to the term of this Agreement at the time a Breach is declared plus an additional six months after the declaration of the Breach.  For all other offenses not charged in the Information that are not time-barred as of the date of this Agreement, NeuroMetrix agrees that the applicable statute of limitations period (or any other legal, equitable or constitutional basis upon which a prosecution may be time-barred), shall be tolled for the time period equal to the term of this Agreement at the time a Breach is declared plus an additional six months after the declaration of the Breach.  Further, NeuroMetrix waives any rights it may have to a speedy trial pursuant to the Fifth or Sixth Amendments to the United States Constitution, 18 U.S.C. § 3161, Federal Rule of Criminal Procedure 48(b), any applicable local rule of the United States District Court for the District of Massachusetts, or any other applicable legal or equitable principle.  NeuroMetrix’s agreements herein are knowing and voluntary and in express reliance on the advice of counsel.

10.                                 The decision as to whether conduct and statements of any individual will be imputed to NeuroMetrix for the purpose of determining whether NeuroMetrix has committed a Breach shall be in the sole reasonable discretion of the USAO.

11.                                 Should the USAO determine that NeuroMetrix has committed a Breach, the USAO shall provide written notice to NeuroMetrix of the alleged breach and provide NeuroMetrix with a two-week period in which to make a presentation to the USAO to demonstrate that: (a) no Breach has occurred, (b) the Breach is not a knowing breach, or (c) the Breach has been cured.  The parties hereto expressly understand and agree that should NeuroMetrix fail to make a presentation to the USAO within a two-week period, it shall be conclusively presumed, at the USAO’s option, that NeuroMetrix has committed a Breach.  In the event of a Breach that results in a prosecution of NeuroMetrix, such a prosecution may be premised upon any information provided by or on behalf of NeuroMetrix to the USAO at any time, unless otherwise agreed when the information was provided.

12.                                 NeuroMetrix agrees that in the event that the USAO, in its sole reasonable discretion, determines that NeuroMetrix has committed a Breach:  (a) NeuroMetrix will not contest the filing of the Information nor the admissibility into evidence of the facts set forth in the Information (paragraphs 1-14)  as binding admissions of NeuroMetrix; (b) NeuroMetrix will not contradict the contents of the Information; (c) all statements made by or on behalf of NeuroMetrix and any employee (current or former), or any testimony given by NeuroMetrix and any employee (current or former) before a grand jury or elsewhere, and any leads derived from such statements and testimony, shall be admissible in evidence against NeuroMetrix if proffered by the USAO in any criminal proceedings brought by the USAO against NeuroMetrix; (d) NeuroMetrix shall not assert any claim under the U.S. Constitution, the rules of evidence, common law or any other legal or equitable principle, that statements made by or on behalf of NeuroMetrix prior to or subsequent to this Agreement, or any leads therefrom, should be suppressed; and (e) NeuroMetrix shall not assert that the conduct set forth in the Information fails to provide a sufficient factual or legal basis to support the charge set forth in the Information.

13.                                 NeuroMetrix agrees that the consequences for a Breach as set forth in this Agreement, including without limitation, those set forth in paragraph 3 of this Agreement, are remedies to which the USAO is entitled in the event of a Breach and shall survive in the event of a Breach.  NeuroMetrix further agrees that the USAO’s remedies for a Breach are not limited to those set forth in this Agreement.  NeuroMetrix further agrees that in the event of a Breach, NeuroMetrix shall nevertheless be bound by its waivers of any legal, equitable or constitutional rights set forth in this Agreement, including, without limitation, its waivers in paragraphs 9 and 12 of this Agreement, and those provisions shall survive even in the event of a Breach.

14.                                 NeuroMetrix agrees that if it sells or merges all or substantially all of the business operations as they exist as of the date of this Agreement, it shall include in any contract for sale or merger a provision binding the purchaser/successor to the obligations described in this Agreement.

15.                                 The parties understand and acknowledge that this Agreement is binding on NeuroMetrix and the USAO, but specifically does not bind any other federal agencies, or any state or local law enforcement or licensing authorities.

16.                                 Nothing in this Agreement restricts in any way the ability of the USAO from proceeding against any individual or entity not a party to this Agreement.

17.                                 This Agreement expires thirty-six (36) months from the Effective Date; provided that if on the Effective Date the USAO or any other federal law enforcement or regulatory agency with which the USAO has directed NeuroMetrix to cooperate is then conducting any investigation, prosecution or proceeding relating to this investigation, then this Agreement shall expire on the date that any such investigation, prosecution or proceeding is finally terminated, as determined by the governmental department or agency conducting the investigation, prosecution or proceeding.  Between thirty (30) and sixty (60) calendar days before the expiration of this Agreement, NeuroMetrix shall submit to the USAO a written certification that NeuroMetrix is in compliance with this Agreement.

18.                                 NeuroMetrix and the USAO agree that this Agreement, including Appendix A,  shall be made available to the public.

19.                                 NeuroMetrix warrants and represents that its Board of Directors has duly authorized, in a specific resolution, the execution and delivery of this Agreement by NeuroMetrix, and that the person signing the Agreement has authority to bind NeuroMetrix.  NeuroMetrix further agrees that it will deliver concurrently with an executed copy of the Agreement a copy of the requisite corporate resolution authorizing it to enter into this Agreement.

20.                                 This Agreement (including Appendix A) constitutes the entire agreement, and supersedes all other prior agreements or understandings, both oral and written, among the parties with respect to the subject matter hereof.

21.                                 This Agreement may not be modified except in writing signed by the parties.

22.                                 This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

23.                                 NeuroMetrix agrees that should a dispute between NeuroMetrix and the USAO arise as to the meaning of any provision of this Agreement, any ambiguities as to the terms of this Agreement shall be construed in favor of the USAO.

24.                                 The Effective Date of this Agreement shall be the date upon which this Agreement is fully executed by the parties.

MICHAEL J. SULLIVAN
United States Attorney

/s/ Diane C. Freniere
Diane C. Freniere
White Collar Section Chief

/s/ Susan G. Winkler
Susan G. Winkler
Health Care Fraud Chief

NeuroMetrix, Inc.

By:	/s/ Shai Gozani
Its:	President & CEO	Dated:	2/5/09
NeuroMetrix, Inc.

/s/ Joseph F. Savage, Jr.		Dated:	2/5/09
Joseph F. Savage, Jr.
Goodwin Procter, LLP
Counsel to NeuroMetrix, Inc.